UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2006

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive offices)	(Zip Code)

(919) 774-6700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2006, The Pantry, Inc. (the “Company”) entered into an employment agreement with Melissa Anderson pursuant to which Ms. Anderson will serve as the Company’s Senior Vice President – Human Resources. The term of employment is two years commencing on November 6, 2006 and terminating on November 5, 2008, subject to automatic renewal for successive one-year terms unless either party gives the other notice of non-renewal or the agreement is otherwise terminated.

Under the terms of the agreement, Ms. Anderson will receive a sign-on bonus of Fifty Thousand Dollars and her initial salary will be Two Hundred Fifty Thousand Dollars, subject to annual increases in the Company’s discretion in accordance with its policies, procedures and practices as they may exist from time to time. In addition, at the end of her first year of employment, Ms. Anderson will be eligible for a guaranteed bonus of the greater of (i) Fifty Thousand Dollars or (ii) the amount she would receive under the Company’s incentive plan for the fiscal year ending September 27, 2007. Ms. Anderson will also be eligible to participate in all medical, dental, disability, insurance, 401(k), pension, vacation, other employee benefit and incentive programs made available to Company employees at Ms. Anderson’s level.

If Ms. Anderson’s employment is terminated by the Company for Cause (as defined below) or if Ms. Anderson terminates her employment without Cause or by notice of non-renewal, the Company’s obligation to compensate Ms. Anderson will cease on the effective termination date except for amounts due at that time. If Ms. Anderson is terminated by the Company by notice of non-renewal or without Cause, then in addition to amounts due Ms. Anderson on the effective date of termination, Ms. Anderson will be entitled to receive (i) if the termination is without Cause in the first two years of employment, an amount equal to the greater of Ms. Anderson’s then current monthly salary for the then remaining months in the initial term of the employment agreement or for twelve months (payable in accordance with the Company’s regular payroll periods or at the Company’s option, a lump sum), and (ii) if the termination is after the first two years of employment, an amount equal to Ms. Anderson’s then current monthly salary for twelve months (payable in accordance with the Company’s regular payroll periods or at the Company’s option, a lump sum), in each case, subject to reduction in the event that Ms. Anderson accepts alternative employment or consultancy within the twelve month period following termination.

For purposes of Ms. Anderson’s employment agreement, “Cause” is defined to mean:

•	willful and continued failure by Ms. Anderson to substantially perform her duties;

•	insubordination in responding to any specific, reasonable instructions from the Company’s Chief Executive Officer or Board of Directors;

•	conduct by Ms. Anderson which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•	conviction of Ms. Anderson or entry of plea of guilty or nolo contendre by Ms. Anderson to any crime involving moral turpitude or any felony.

If Ms. Anderson’s employment is terminated within eighteen months following a Change in Control (as defined below) either by the Company by notice of non-renewal, without Cause, or for the willful and continued failure by Ms. Anderson to substantially perform her duties, or by Ms. Anderson for Good Reason (as defined below), she would receive salary continuation and health insurance for a period of 24 months from the termination date or until such time as she engages in other employment, after which she will be entitled to receive the difference, if any, between her previous salary with the Company and her new salary.

A “Change in Control” will occur if:

•	any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than (i) the Company, (ii) a trustee or other fiduciary holding securities under one of the Company’s employee benefit plans (iii) a company owned by the Company’s stockholders or (iv) the existing holders of the Company’s common stock, is or becomes the “beneficial owner” (as defined under the federal securities laws) of securities of the Company representing more than 50% of the Company’s outstanding voting power;

•	the Company consummates certain mergers or consolidations; or

•	the Company is liquidated or it sells or disposes of all or substantially all of its assets.

“Good Reason” includes:

•	a reduction in annual base salary;

•	an adverse alteration in the nature of the executive officer’s position or responsibility;

•	moving the executive officer more than 50 miles from her current location;

•	the failure to pay the executive officer any portion of her current compensation or compensation under any deferred compensation program within seven days of the due date;

•	the failure to provide the executive officer with benefits substantially similar to those enjoyed by her under any Company plans that she was participating in at the time of a Change in Control; or

•	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

The employment agreement also contains a covenant prohibiting Ms. Anderson through the period ending on the later of 12 months after termination or such time as she no longer receives severance benefits from the Company, from competing with the Company or soliciting the Company’s employees for employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini President and Chief Executive Officer (Authorized Officer and Principal Executive Officer)

Date: October 16, 2006